Exhibit 2.2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made as of March 16, 2020, by and among Akers Biosciences, Inc., a New Jersey corporation (“Parent”), XYZ Merger Sub Inc., a Florida corporation (“Merger Sub”), and MYMD Pharmaceuticals, Inc., a Florida corporation (“Company”). Parent, Merger Sub and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, Parent, Merger Sub and Company are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of November 11, 2020 (including the exhibits and schedules attached thereto, the “Merger Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement as provided herein; and

WHEREAS, the Parties constitute all of the parties required to amend the Merger Agreement in accordance with Section 8.02 thereof as provided therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendments to the Merger Agreement.

(a)	Exhibit A to the Merger Agreement is hereby amended by amending and restating the definition of “Cash Contribution” in its entirety as follows:

““Cash Contribution” means a cash (or cash equivalents) contribution or transfer by Parent in connection with a Parent Spin-Off.”

(b)	Exhibit A to the Merger Agreement is hereby amended by amending and restating the definition of “Company Allocation Percentage” in its entirety as follows:

“Company Allocation Percentage” means the difference between (i) eighty percent (80.00%) and (ii) the Excess Cash Factor.

(c)	Exhibit A to the Merger Agreement is hereby amended by amending and restating the definition of “Parent Allocation Percentage” in its entirety as follows:

“Parent Allocation Percentage” means the sum of (i) twenty percent (20.00%) and (y) the Excess Cash Factor.

(d)	Exhibit A to the Merger Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

“Excess Cash Factor” means quotient, expressed as a percentage, of (i) the positive difference between Parent Net Cash immediately prior to the Effective Time and Minimum Parent Net Cash immediately prior to the Effective Time and (ii) $206,000,000.

(e)	Section 6.03(l) to the Merger Agreement is hereby amended and restated in its entirety as follows:

“(l) Parent Preferred Stock. Except for the issued and outstanding shares of the Parent’s Series D Convertible Preferred Stock (which may remain outstanding), Parent shall have caused all issued and outstanding Parent Preferred Stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no Parent Preferred Stock issued or outstanding.”

(f)	Section 3.03 of the Merger Agreement is hereby amended by replacing the second sentence thereof with the following:

“The affirmative vote of a majority of votes cast by those shares entitled to vote at the Parent Stockholders’ Meeting, assuming a quorum is present is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters (other than the Parent Charter Amendment, which requires affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date) (collectively, the “Parent Stockholder Approval”).”

(g)	Section 5.30 of the Merger Agreement is amended and restated in its entirety as follows:

“5.30 Amendment of Poison Pill. The Rights Agreement shall have been amended to ensure that any Person that holds Company Common Stock or Company Options immediately prior to the Effective Time, together with any Affiliate of any such Person, shall be designated as an “Exempt Person” (as defined in the Rights Agreement) under the Rights Agreement.”

2. Effect of Amendments. Except as amended as set forth above, the Merger Agreement shall continue in full force and effect. Nothing in this Amendment shall be construed to modify any provision of the Merger Agreement other than as specifically amended as set forth above. The Merger Agreement, as amended hereby, remains in full force and effect. The Merger Agreement, as amended by this Amendment, represents the entire understanding and agreement of the Parties with respect to the subject matter of this Amendment, supersedes all prior negotiations between the Parties, and may not be amended, supplemented, or changed orally but only by an agreement in writing signed by the Party or Parties against whom enforcement is sought and making specific reference to this Amendment. If there are any conflicts between this Amendment and the Merger Agreement, then this Amendment will govern and control.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

4. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives, and permitted assigns.

5. Counterparts. This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that a signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” or other electronic format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf,” or other electronic format signature page were an original thereof.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Parties as of the date first written above.

PARENT:

AKERS BIOSCIENCES, Inc.

By:	/s/ Christopher Schreiber
Name:	Christopher Schreiber
Title:	Chief Executive Officer

merger sub:

XYZ MERGER SUB INC.

By:	/s/ Christopher Schreiber
Name:	Christopher Schreiber
Title:	President

company:

MYMD PHARMACEUTICALS, inc.

By:	/s/ James A McNulty
Name:	James A. McNulty
Title:	Chief Executive Officer

Signature Page to

Amendment No. 1 to Agreement and Plan of Merger and Reorganization